Exhibit (h)(4)

                               KEMPER EQUITY TRUST

           AMENDED FEE SCHEDULE FOR ADMINISTRATIVE SERVICES AGREEMENT


Pursuant to Section 2 of the Administrative Services Agreement between Kemper Equity Trust (the "Fund") and Kemper Distributors, Inc. ("KDI"), the Fund and KDI agree that the administrative service fee will be computed at an annual rate of .25 of 1% based upon the assets with respect to which a Firm other than KDI provides administrative services and .15 of 1% based upon the assets with respect to which KDI provides administrative services.



KEMPER EQUITY TRUST                          KEMPER DISTRIBUTORS, INC.



By:      /s/Mark S. Casady                   By:      /s/James L. Greenawalt
         ------------------------                     --------------------------
Title:   President                           Title:   President



Dated:  January 1, 2000